UNITED STATES DISTRICT COURT
WESTERN DISTRICT OF MICHIGAN
SOUTHERN DIVISION

PARK CONSULTING GROUP, a Michigan Limited Liability Company, and PW MI CANRE MARENGO, LLC, a Michigan Limited Liability Company,

Plaintiff,

v.

MARENGO TOWNSHIP a Michigan Civil Township.

Defendant.

Case No. 1:22-cv-00321
Hon. Hala Y. Jarbou

JAFFE, RAITT, HEUER & WEISS, P.C.
Ethan R. Holtz (P71884)
Salvatore A. Amodeo (P80290)
Attorneys for Plaintiffs
27777 Franklin Road, Suite 2500
Southfield, MI 48034
(248) 351-3000
eholtz@jaffelaw.com
samodeo@jaffelaw.com

FAHEY SCHULTZ BURZYCH RHODES
Christopher S. Patterson (P74350)
Shaina Reed (P74740)
Matthew Kuschel (P76679)
Attorneys for Defendant
4151 Okemos Road
Okemos, MI 48864
(517) 381-0100
cpatterson@fsbrlaw.com
sreed@fsbrlaw.com
mkuschel@fsbrlaw.com

PLAINTIFFS' MOTION FOR EXPEDITED HEARING PURSUANT TO FED. R. CIV. P. 57

ORAL ARGUMENT REQUESTED

Concurrence Statement: Undersigned made a reasonable and good faith effort to reach agreement with opposing counsel on the matters set forth in this Motion on April 6 and 7, 2022 by telephone. Concurrence was not granted.

Plaintiffs PARK CONSULTING GROUP and PW MI CANRE MARENGO, LLC, (collectively, "Plaintiffs"), submit this Motion pursuant to Federal Rule of Civil Procedure 57 seeking a "speedy hearing" of Count VI in Plaintiffs' Complaint (ECF No. 8, PageID.214-216.) for a declaratory judgement that Plaintiffs' greenhouse is exempt from and not required to submit

to the Defendant Marengo Township's (the "Township") administrative process because it is a "grandfathered," agricultural structure that is exempt from the Michigan Building Code and thus does not require building permits and/or a certificate of occupancy. FRCP 57 expressly provides for such a "speedy hearing" on claims for declaratory judgement, which is especially appropriate in this case because the question of whether Plaintiffs are required to submit to the Township's administrative process is a largely legal question, amenable to prompt resolution, is in all parties' interests to have decided expeditiously and Plaintiffs are incurring massive and irreparable damage with each day this dispute prolongs.

WHEREFORE, Plaintiffs respectfully request that the Court grant the instant Motion in its entirety and order a speedy hearing of Count VI of Plaintiffs' Complaint (ECF No.8), to be held within 30 days, together with such other and further relief the Court deems just and proper.

Respectfully submitted,

JAFFE, RAITT, HEUER, & WEISS, P.C.

By: /s/ Ethan R. Holtz
Ethan R. Holtz (P71884)
Salvatore A. Amodeo (P80290)
Attorneys for Plaintiffs
27777 Franklin Road, Suite 2500
Southfield, MI 48034-8214
(248) 351-3000

Dated: April 7, 2022

UNITED STATES DISTRICT COURT
WESTERN DISTRICT OF MICHIGAN
SOUTHERN DIVISION

PARK CONSULTING GROUP, a Michigan Limited Liability Company, and PW MI CANRE MARENGO, LLC, a Michigan Limited Liability Company,

Plaintiff,

v.

MARENGO TOWNSHIP a Michigan Civil Township.

Defendant.

Case No. 1:22-cv-00321
Hon. Hala Y. Jarbou

JAFFE, RAITT, HEUER & WEISS, P.C.
Ethan R. Holtz (P71884)
Salvatore A. Amodeo (P80290)
Attorneys for Plaintiffs
27777 Franklin Road, Suite 2500
Southfield, MI 48034
(248) 351-3000
eholtz@jaffelaw.com
samodeo@jaffelaw.com

FAHEY SCHULTZ BURZYCH RHODES
Christopher S. Patterson (P74350)
Shaina Reed (P74740)
Matthew Kuschel (P76679)
Attorneys for Defendant
4151 Okemos Road
Okemos, MI 48864
(517) 381-0100
cpatterson@fsbrlaw.com
sreed@fsbrlaw.com
mkuschel@fsbrlaw.com

BRIEF IN SUPPORT OF
PLAINTIFFS' MOTION FOR EXPEDITED HEARING
PURSUANT TO FED. R. CIV. P. 57

ORAL ARGUMENT REQUESTED

TABLE OF CONTENTS

TABLE OF AUTHORITIES

Page(s)

Cases

Statutes

Rules

Other Authorities

BRIEF SUMMARY OF ARGUMENT

Rule 57 of the Federal Rules of Civil Procedure expressly provides that "…the court may order a *speedy* hearing of a declaratory judgment action," (emphasis added) in appropriate circumstances - - the action before the Court includes such appropriate circumstances. Speedy declaratory relief is necessary to resolve a legal dispute between the parties and halt daily, massive, compounding damage to Plaintiffs. The narrow issue upon which Plaintiffs seek a declaration is ripe for an expedited adjudication that will be to the benefit of all involved.

PW was induced to purchase 22695 J. Drive North, Marshall, MI 49068 ("Property") and subsequently invest many of millions of dollars into the Property based upon representations from Township officials that an existing greenhouse on the Property (the "Greenhouse") that had been built and used to commercially grow peppers by the prior owner was "fully approved," "ready to go," and could be utilized for the cultivation of cannabis without further Township approval beyond issuance of a Township Class C Grower License ("Grower License") and appropriate State of Michigan licenses. The Greenhouse was built in 2013 without the issuance of any building permits and utilized for nearly four years without a certificate of occupancy ("CO") because it was as an agricultural structure, exempt from the requirements of the Michigan Building Code ("MBC"). PW purchased the Property on that understanding - - that the Greenhouse was a "grandfathered" agricultural structure exempt from the MBC.

Unlike most other cannabis growers, Plaintiffs utilize natural sunlight to grow. If the Greenhouse had to be compliant with the MBC, the structure would require installation of elements that would simply make it not a Greenhouse.

After PW spent in excess of $18.5 million purchasing the Property and Park paid the Township more than $100,000 for its Grower License, the Township and its Building Official pulled the rug out from underneath Plaintiffs. When Park sought a simple, two-sentence acknowledgement from the Township confirming facts that everyone knew and nobody disputes - - that the Greenhouse never had a CO, never had building permits and was an agricultural structure - - to provide to the Michigan Marihuana Regulatory Agency ("MRA"), to complete its State license application, the Township Building Official refused to allow the Township to do so. The Township Building Official claimed the existing Greenhouse required building permits and a CO, simply because the plant in the Greenhouse contemplated a change from growing peppers (a plant) to growing cannabis (a plant) and thus he insisted the Greenhouse was no longer an agricultural structure, but, in his opinion, an industrial building.

The parties debated this issue for nearly six weeks before this action was commenced. The Township insisted that Plaintiffs' only remedy is to pursue an administrative appeal to the Township Construction Board of Appeals ("CBA"). But the Township is incorrect about that.

Since the Greenhouse is an agricultural structure, exempt from the MBC, it is also exempt from the jurisdiction of the CBA. The Michigan Court of Appeals has agreed in *Huggett v Department of Natural Resources*, 232 Mich App 188, 191-93 (1998), holding that when a plaintiff is exempt from the application of statutory authority providing for an administrative process, a plaintiff should not be forced to submit to it. Plaintiffs are in that position in the instant action.

This threshold issue - - are Plaintiffs exempt from the administrative process or are they required to go before the CBA - - is ripe and uniquely situated for a speedy declaratory ruling. If Plaintiffs are right and simply changing the plant grown in their Greenhouse does not affect its

exemption from the MBC, they can proceed with their application to the MRA immediately. If Plaintiffs are wrong, they will have to pursue administrative remedies.

That issue is largely a legal one, the facts are well-known to the parties and the Court can make that decision quickly, before further irreparable damage befalls both parties. Indeed, the Township likewise stands to benefit from a speedy resolution of this threshold issue - - the Township wants the jobs and license fees the Greenhouse will produce. It is accordingly, entirely appropriate and to both parties' benefit for the Court, as Rule 57 provides, to Order a speedy hearing of Plaintiffs' claim for declaratory judgment only.

RELEVANT FACTS

PW is a Michigan LLC, with a principal place of business in Marengo Township (ECF No. 8, PageID.176).[1] Park is a Michigan LLC, with a principal place of business in Kalamazoo, Michigan, that is a licensed grower of cannabis. *Id.* at PageID.176; PageID.277-280.

The Property is 65 acres of agricultural land that is zoned agricultural, upon which sits an approximately 550,000 square foot existing Greenhouse. *Id.* at PageID.179. The Greenhouse was constructed in or about 2013 by Kilbourn Produce, LLC ("KP"). *Id.* KP never applied for a building permit, never sought nor obtained a CO, (*Id.* at PageID.180), operated the Greenhouse from 2013 to 2019, and did not receive any violations or citations as the result of its lack of building permits or a CO. *Id.*

KP began to have financial difficulties, ceased operations (*Id.* at PageID.180) and on or about November 2019, the Calhoun County Circuit Court appointed a Receiver to take possession of the Property and market its sale for the benefit of KP's creditors. *Id.* After several buyers had

[1] PW is a wholly owned subsidiary of Power REIT, a publicly traded real estate investment trust, which specializes in, among other things, operating "green" controlled environment agriculture in the form of greenhouses used to produce food and cannabis. *Id.* at PageID.179.

failed to complete a purchase of the Property, on or about May 13, 2021, David Lesser ("Lesser"), CEO of POWER REIT, met with Greg Shippel ("Shippel"), the Township Planning Commission's then Chairman, about a potential purchase. *Id.* at PageID.181; PageID.266-267. Shippel assured Lesser of the following:

- PW could quickly move forward with cannabis cultivation operations;
- the Township had specifically designated this Property for the cultivation of marihuana;
- the Township's entire marihuana zoning process was designed to get this specific property approved for marihuana cultivation as an inducement for an operator to get the Greenhouse back into operation and produce jobs and tax revenue for the Township and its community;
- Township was in favor of marihuana cultivation at the Property and that if PW purchased it, the Greenhouse could be put into use for marihuana cultivation quickly, without any lengthy approval process, and all that would be needed would be the purchase of local and state cannabis licenses.

Id. With the understanding that there would be no impediments to cannabis cultivation at the Property, PW decided to purchase the Property. *Id.*

On or about September 3, 2021, PW closed on the purchase of the Property and paid the Receiver $18,422,000. *Id.* at PageID.182. PW paid that amount for the Property because of the ability to grow cannabis in the Greenhouse. *Id.* After purchasing the Property, Plaintiffs sought and acquired multiple approvals from the Township. *Id.* at PageID.183; PageID.266-67; PageID.277-280.

Plaintiffs sought and acquired a Class C Grower's License, Conditional Use Permit, and Site Plan approval under the MMFLA and MRTMA. *Id.* Plaintiffs paid the Township in excess of $100,000 for such approvals, a Class C License, and a conditional use permit to grow cannabis at the Property. *Id.* Plaintiffs also obtained two attestations from Township Clerk Doreen VanSickle ("Ms. VanSickle"), who attested "***The proposed establishment is in compliance with all***

regulations and ordinances within the municipality, including zoning ordinances." *Id.* at PageID.284-285.

With those attestations in hand, the Greenhouse was ready for cultivation, and Plaintiffs set about to obtain their State operating license from MRA. *Id.* at PageID.184. MRA Reg. 420.9(5)(a) requires that an applicant provide MRA with a CO where such documentation is required by the municipality, or "alternative documentation from the building authority" also known as a CO equivalent, when a CO is not applicable. *Id.* Accordingly, because the Greenhouse did not have nor require a CO, Plaintiffs would have to present a CO equivalent to the MRA in order to complete its license application. *Id.*

Plaintiffs presented the Township with a letter that would meet the CO equivalent requirements. *Id.* at PageID.287. Brian Hanna, MRA's Manager of Field Operations-Inspections, confirmed that the letter prepared by Plaintiffs was an acceptable CO equivalent that MRA would accept in lieu of a CO. *Id.* at PageID.291-294. Plaintiffs accordingly requested that the Township execute the letter. *Id.* at PageID.185; PageID.284-285.

During a series of phone calls, the Township Building Official advised that the Township could not execute such a CO equivalent letter because he believed that changing the plant grown in the Greenhouse from peppers to cannabis is a change of use, which would require a building permit and CO. *Id.* at PageID.185. This position was reiterated by the Township Attorney Matthew Kuschel, Esq., in a February 24, 2022 email, stated that he believed: (1) the Property's use under the MBC changed from Group U (*agricultural*) to F-1 (*industrial*) and (2) the use has changed from agricultural to industrial. *Id.* at PageID.296-298.

The parties then debated that issue for the better part of a month. *Id.* at PageID.185-187; PageID.309-311. During that time, Plaintiffs presented the Township with an affidavit from a

licensed engineer who swore the change of plant would not change the use from Agricultural to Industrial since it did not change the hazards. Ultimately, Plaintiffs secured letters from three building officials serving a total twelve adjacent townships, who all agreed that:

A. The Greenhouse is exempt from the building code and does not require a building permit;
B. The Greenhouse does not require a certificate of occupancy;
C. The Greenhouse is an agricultural use;
D. If this Greenhouse was located in any of the seven townships served by these officials, they would have immediately accommodated Plaintiffs' request for alternative documentation.

Id. at PageID.313; 321; 324; 326. Despite that, the Township would not relent in its position. *Id.* at PageID.309-311; 316-319.

Moreover, the Township attorney continue to assert that Plaintiffs only remedy to was to pursue an appeal with the CBA. *Id.* at PageID.328-332. That position is in error because the Greenhouse is an agricultural building exempt from the MBC. If forced to pursue and an administrative appeal to the CBA and then the State Construction Board of Appeals, Plaintiffs would lose months, which they do not have. *Id.* at PageID.277-280.

The key to Plaintiffs' business is that the Greenhouse uses sunlight. Every day that passes results in a drastic reduction in plant growth and profitability for Plaintiffs. *Id.* at PageID.277-280. Plaintiffs' projections indicate that for each week of delayed plant growth, the crop yields will decrease by $528,000 per week to start, and rise to $1,584,000 in losses each week by the end of the 2022 season. *Id.* If cultivation cannot commence shortly. Plaintiffs will suffer projected losses at this time of $7,613,334 for 2022 alone. *Id.* at PageID.202.

Plaintiff's' Complaint asserts six causes of action including mandamus, promissory estoppel, constitutional and violations of 28 USC 1983, but, Count VI of Plaintiffs' Complaint seeks a declaratory judgment pursuant to FRCP 57 and 57 and 28 U.S.C. § 2201, 2202 on a

"speedy" or expedited basis. *Id.* at PageID.214-216. Specifically, Plaintiffs seek a declaratory ruling that the Greenhouse is exempt from the jurisdiction of the Building Official and the administrative process of the CBA because the Greenhouse is an agricultural, grandfathered use, there has been no change of use (substituting cannabis for peppers does not change the use of the Greenhouse), the Greenhouse was and remains exempt from the MBC, was not required to apply for and/or obtain permits and is exempt from and/or not required to submit to the jurisdiction of the CBA, which would accordingly be futile. *Id.* Plaintiffs now bring this Motion pursuant the express language of Rule 57 to obtain a declaratory ruling on a "speedy" basis

ARGUMENT

Rule 57 provides that "the court may order a *speedy* hearing of a declaratory judgment action." Fed. R. Civ. P. 57. "Beyond the general warrant for a district court to permit a speedy hearing, the rule does not provide specific guidance as to the circumstances in which an expedited proceeding will be appropriate." *County of Butler v Wolf, No.* 2:20-cv-677, 2020 WL 2769105, at *2, (WDPa May, 28 2020). Perhaps that is because, as noted in the well-known treatise *Federal Practice & Procedure*, Wright & Miller, "the provision of Rule 57 that the court 'may order a speedy hearing of a declaratory judgment action,' is so sensible and appropriate that there is a dearth of decided cases involving that provision." Wright & Miller, *10B Fed Prac & Proc Civ* §2768 (4th ed).

Indeed, there is little-to-no case law on point in this District and accordingly cases from other districts are instructive. *Wolf* recently decided in 2020, contains and provides a detailed analysis for a framework of when a court should grant a speedy hearing pursuant to Rule 57.

First, the *Wolf* court noted that it is "universally held" that Courts have broad discretion in deciding whether expedited proceedings are warranted and this discretion stems from their

"inherent authority to manage their dockets and courtrooms with a view toward the efficient and expedient resolution of cases." *Id.* at *2. Second the *Wolf* Court, looking to other districts, outlined various factors other courts have looked to in considering whether to expedite proceedings, including:

> (1) will declaratory judgment streamline and narrow issues for discovery and trial, even if it will not entirely resolve the controversy; (2) expedited proceedings are appropriate where determination is largely one of law, and factual issues (while expedited discovery is permitted and frequently granted) are not predominant and; (3) expedite proceedings, like requests for injunctive relief, are especially warranted where there are imminent or ongoing violations of important rights. *Id.* (citations omitted).

Each of the foregoing considerations weighs in favor of granting a speedy hearing in this case.

First, declaratory judgment will certainly streamline the issues and narrow the scope of this case. Plaintiffs seek a declaration that the Greenhouse is exempt from the MBC and thus exempt from the administrative process which is provided by that statute. A decision by the Court of that simple issue will resolve much of what the parties are disputing.

If the Court agrees with Plaintiffs, its engineers and the building officials from twelve neighboring townships that the Greenhouse is exempt, Plaintiffs will have obtained a "CO equivalent" sufficient to let Park proceed with its application to the MRA. Conversely, if the Court agrees with the Township that changing the plant grown in the Greenhouse changes the Greenhouse from an agricultural exempt structure to an industrial non-exempt structure, then Plaintiffs will be required to pursue administrative remedies. Either way the bulk of the dispute will have been resolved by the Court.

Second, the issue of whether the Greenhouse is exempt from the MBC and thus likewise exempt from the administrative process is largely a legal one. As referenced above, the Michigan Court Appeals addressed this issue in *Huggett*, where it held,

> In Int'l Business Machines Corp., this Court allowed the plaintiff to seek relief in the circuit court even though the available administrative remedies had not been exhausted because the plaintiff did not challenge the propriety of the agency action taken (declaration of tax liability). **Instead, the plaintiff argued that the agency had no authority to take any action in the first place. Because the plaintiff sought to avoid submitting the dispute to the agency procedures, the "very harm that plaintiff seeks to avoid would inevitably occur if plaintiff were required to exhaust administrative remedies before access to judicial review."** Id. at 610, 255 N.W.2d 702.

232 Mich. App. At 191-93 (emphasis added). So, the determination of where Plaintiffs are required to proceed is a legal one.

Just like in *Huggett*, Plaintiffs are seeking a declaration that they are exempt from the administrative process and the Building Official has no statutory authority to require Plaintiffs to submit to it since the Greenhouse is exempt from the MBC, from which the Building Official and CBA derive their authority. While of course there will be some factual issues to decide, the parties are largely in agreement of the facts. It is the interpretation of those facts to the law - - what they mean and how the MBC applies or does not apply to them which must be decided and that is largely a legal issue that weighs in favor of granting a speedy hearing.

Finally, there is no question that important rights are at stake here. Every day Plaintiffs lose draws them closer to losing this project altogether. That would be a loss to the Township as well - - the Township will benefit by jobs, tax revenues and significant cannabis license fees - - a lengthy dispute causes both sides to lose.

In *Miller v Warner Literary Group LLC*, a novelist sought a declaration allowing him to terminate a contract with his agent in advance of an upcoming publication date. Given the "imminent deadline," the court found "good cause" to resolve a motion for declaratory judgment "on an expedited basis." In *John Nuveen & Co. v. NY City Hous Dev Corp*, No. 86 C 2583, 1986

WL 5780 (N.D. Ill. May 9, 1986), the court found reason to provide "early or emergency consideration" under Rule 57 because the defendant's actions had "set the timetable" of thirty days before executing a planned bond redemption challenged by plaintiffs. Id. at *8.

The circumstances are just as, if not more dire for Plaintiffs here. Plaintiffs' sunlight season is slipping away with every passing day. A prompt "speedy hearing" may be the only thing that can save their business at this point and a speedy hearing pursuant to Rule 57 is warranted and should be granted.

CONCLUSION

WHEREFORE, for each of the foregoing reasons, it is respectfully requested that the Court grant Plaintiffs' Motion and order a speedy hearing of Count VI of Plaintiffs' Complaint (ECF No. 8), to be held within 30 days, together with such other and further relief the Court deems just and proper.

Respectfully submitted,
JAFFE, RAITT, HEUER, & WEISS, P.C.

By: /s/ Ethan R. Holtz

Ethan R. Holtz (P71884)
Salvatore A. Amodeo (P80290)
Attorneys for Plaintiffs
27777 Franklin Road, Suite 2500
Southfield, MI 48034-8214
(248) 351-3000

Dated: April 7, 2022

CERTIFICATE OF COMPLIANCE

I hereby certify that there are 3,015 words in this Motion and Brief, as defined by L. Civ. R. 7.3(b)(i), and I have used Microsoft Office Word, version 2104.

Respectfully submitted,

JAFFE, RAITT, HEUER, & WEISS, P.C.

By: /s/ Ethan R. Holtz

Ethan R. Holtz (P71884)
Salvatore A. Amodeo (P80290)
Attorneys for Plaintiffs
27777 Franklin Road, Suite 2500
Southfield, MI 48034-8214
(248) 351-3000

Dated: April 7, 2022